Exhibit 4.2

THIS WARRANT AND THE SECURITIES ISSUABLE UPON THE EXERCISE HEREOF HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED. THEY MAY NOT BE SOLD, OFFERED FOR SALE, PLEDGED, HYPOTHECATED, OR OTHERWISE TRANSFERRED EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR AN OPINION OF COUNSEL SATISFACTORY TO THE COMPANY THAT REGISTRATION IS NOT REQUIRED UNDER SUCH ACT OR UNLESS SOLD PURSUANT TO RULE 144 UNDER SUCH ACT.

Date of Issuance: September 4, 2025

KARDIGAN, INC.

WARRANT TO PURCHASE SHARES OF COMMON STOCK

For value received in connection with the Holder (as defined below)’s purchase of Series B Preferred Stock of the Company (as defined below) pursuant to that certain Series B Preferred Stock Purchase Agreement, dated September 4, 2025, the receipt and sufficiency of which is hereby acknowledged, this Warrant (the “Warrant”) is issued to ARCH Venture Fund XIII, L.P. (together with such holder’s assigns in accordance with the terms of this Warrant, the “Holder”) by Kardigan, Inc. (the “Company”).

1.	Purchase of Shares.

(a)

Number of Shares. Subject to the terms and conditions set forth herein (including as set forth in Section 2(a) below), the Holder is entitled to purchase from the Company up to 550,000 fully paid and nonassessable shares of Exercise Stock (as defined below) subject to adjustment pursuant to Section 8 hereof (the “Shares”).

(b)	Exercise Price. The exercise price for the Shares shall be $21.36508 per share (the “Exercise Price”). The Shares and the Exercise Price shall be subject to adjustment pursuant to Section 8 hereof.

(c)	Type of Shares. The Shares issuable upon exercise of this Warrant shall be shares of the Company’s Common Stock (the “Exercise Stock”).

2.	Exercise Period.

(a)

This Warrant shall be exercisable, in whole or in part, only upon the first date the Company achieves a Valuation (as defined below) of $5,000,000,000 (as reasonably determined by the Company’s Board of Directors (the “Board”)) and ending at 5:00 p.m. E.T. on the tenth anniversary of the Date of Issuance (the “Exercise Period”) .

Notwithstanding anything to the contrary contained herein, if any of the vesting milestones set forth in the CEO Grant with respect to a Valuation equal to or in excess of $5,000,000,000 are accelerated by the Board without the achievement of such vesting Valuation milestone(s) in accordance with the terms of the CEO Grant, then the $5,000,000,000 Valuation shall also be deemed achieved for purposes of this Warrant.

(b)	Definitions.

i.	“CEO Grant” means that certain Early Exercise Non-Qualified Stock Option Agreement under the Plan issued to Tassos Gianakakos dated on or about September 4, 2025.

ii.	“Certificate of Incorporation” means the Company’s Amended and Restated Certificate of Incorporation, as may be amended and/or restated from time to time.

iii.

“Consideration” means the value of cash and/or non-cash property (including equity securities, notes and other similar non-cash property) received by holders of Securities in a Sale Event. For the purposes hereof, non-cash property shall be valued in good faith by the Board including the then-seated Preferred Directors (as defined in the Certificate of Incorporation). For the purpose of calculating the amount of Consideration received by holders of Securities, such holders shall be deemed to have received Holdback Proceeds only when and if such Holdback Proceeds are actually paid to such holders.

iv.

“Holdback Proceeds” means any portion of the aggregate value of the Consideration that (i) is payable following the closing of a Sale Event, (ii) is contingent upon the performance of the Company or its assets, and/or attainment of financial targets, milestones, or other performance metrics or milestones following the consummation of a Sale Event, including royalty payments and/or (iii) is held in an escrow fund or otherwise held back for indemnification, purchase price adjustment or other claims.

v.

“Fully Diluted Valuation” means (i) the Last Round Price multiplied by (ii) the number of Securities issued and outstanding (determined on an as-converted, as-exercised or as-exchanged to Common Stock basis) treating all shares of Common Stock reserved and available for issuance under the Plan or other equity incentive plan or arrangement as issued and outstanding (only to the extent such shares of Common Stock reserved and available for issuance were reserved for issuance prior to or at the time of the Company’s last bona fide equity financing for the principal purpose of raising capital).

vi.

“Last Round Price” means the cash price per share for which the Company last sold its preferred stock (on an as-converted to Common Stock basis) in a bona fide equity financing for the principal purpose of raising capital.

vii.

“Market Capitalization” means (i) the number of Securities issued and outstanding (determined on an as-converted, as-exercised or as-exchanged to Common Stock basis) multiplied by (ii) the VWAP of a share of Common Stock over the preceding thirty (30) day consecutive calendar period.

viii.

“Person” shall mean any individual, corporation, partnership (limited or general), limited liability company, limited liability partnership, association, trust, joint venture, unincorporated organization or any similar entity.

ix.	“Plan” shall mean the Company’s Amended and Restated 2023 Stock Option and Grant Plan, as amended from time to time.

x.	“Purchase Agreement” shall mean the Company’s Series B Preferred Stock Purchase Agreement dated September 4, 2025 by and among the Company and the investors listed on Exhibit A thereto.

xi.	“Sale Event” shall mean a Deemed Liquidation Event as such term is defined in the Certificate of Incorporation.

xii.	“Securities” means the Company’s capital stock and stock options, warrants, and other securities directly or indirectly convertible into, exercisable for or exchangeable for shares of Common Stock.

xiii.	“Termination Event” means (a) the consummation of a Sale Event or (b) any voluntary or involuntary liquidation, dissolution or winding up of the Company.

xiv.	“Valuation” shall be measured as follows:

1.	in the case of a Sale Event, the aggregate Consideration received (whether at the closing or following the closing of such Sale Event) by holders of Securities;

2.	at any time prior to the Company’s Initial Public Offering, the Fully Diluted Valuation; and

3.	at any time after the Company’s Initial Public Offering, the Market Capitalization.

All determinations of the Valuation shall be reasonably determined by the Board. Any determination by the Board regarding the Valuation shall be consistent with the determination of the Valuation (as defined in the CEO Grant) as set forth in the CEO Grant.

xv.

“VWAP” means the volume weighted average trading price of Common Stock as reported by Bloomberg, L.P. (which VWAP, if calculated for a multi-day period, shall be based on all trades during the primary trading session from 9:30 a.m., New York City time, to the time of the closing print on the primary exchange of the Company (or its successor entity, if any) but in no case later than 4:10 p.m. New York City time for such period, and not an average of daily averages) or, if not reported therein, in another authoritative source mutually selected by the Holder and the Company.

3.	Method of Exercise.

(a)

While this Warrant remains outstanding and is exercisable in accordance with Section 2 above, the Holder may exercise, in whole or in part, to the extent then exercisable, the purchase rights evidenced hereby. Such exercise shall be effected by:

i.

the surrender of the Warrant, together with a duly executed copy of the Notice of Exercise attached hereto, to the Company at its principal office (or at such other place as the Company shall notify the Holder in writing); and

ii.	the payment to the Company of an amount equal to the aggregate Exercise Price for the number of Shares being purchased.

(b)

Each exercise of this Warrant shall be deemed to have been effected immediately prior to the close of business on the day on which this Warrant is surrendered to the Company as provided in Section 3(a) above. At such time, the person or persons in whose name or names any certificate for the Shares shall be issuable upon such exercise as provided in Section 3(c) below shall be deemed to have become the holder or holders of record of the Shares represented by such certificate.

(c)

Upon the exercise of the rights represented by this Warrant, a book entry or other evidence for the Shares so purchased, registered in the name of the Holder or persons affiliated with the Holder, if the Holder so designates (upon payment by such Holder of any applicable transfer taxes and subject to the assignment restrictions hereof), shall be issued and delivered to the Holder within a reasonable time after the rights represented by this Warrant shall have been so exercised. If this Warrant is exercised for fewer than all of the Shares, the Company shall issue to the Holder a new Warrant on identical terms reflecting the remainder of the Shares.

(d)

The Company shall provide written notice to the Holder at least ten (10) business days prior to the consummation of a Termination Event. Notwithstanding the provisions of Section 2, in the event that the Company fails to provide such notice or if the holder has not exercised this Warrant prior to the closing of a Termination Event, this Warrant shall automatically be deemed to be exercised to the extent exercisable in full in the manner set forth in Section 4, without any further action on behalf of the Holder immediately prior to such closing.

(e)

Notwithstanding the foregoing or anything to the contrary in this Warrant, if Holder, along with the Notice of Exercise, notifies the Company that a filing under the Hart-Scott-Rodino Act of 1976, as amended (the “HSR Act”) may be required in connection with the proposed exercise of this Warrant, then the Company shall provide Holder with such information as may be reasonably requested so that Holder may make a final determination of whether a filing is required. If Holder determines that an HSR Act filing is required, then the parties shall follow the procedures set forth herein and no Shares shall be issued under this Warrant to Holder pursuant to the applicable Notice of Exercise until the applicable waiting period under the HSR Act has expired or been earlier terminated and this Warrant shall not terminate under any circumstances until such issuance of such Shares has been completed.

i.

If Holder determines that an HSR Act filing is required pursuant to Section 3(e), then each of the Company and Holder shall, as promptly as practicable, file with the United States Federal Trade Commission (the “FTC”) and Department of Justice Antitrust Division (the “DOJ”) an appropriate and complete Notification and Report Form (the “HSR Act Filings”). The HSR Act Filings shall request early termination of the applicable waiting period under the HSR Act. Each of the Company and Holder shall, and shall cause its affiliates to, furnish to the other party such necessary information (to the extent consistent with any applicable law) and reasonable assistance as the other party may request to determine whether an HSR Act Filing is required and in connection with its preparation of the HSR Act Filings. Each of the Company and Holder shall, and shall cause its affiliates to, keep the other party apprised of the status of any communications by such party or any of its affiliates with, and any inquiries or requests for additional information from, the FTC, the DOJ or any other governmental entity with respect to the HSR Act Filings or the transactions reported therein. Each of the Company and Holder shall, and the Company shall cause its affiliates to, comply as promptly as practicable with any such inquiry or request and provide any supplemental information requested in connection with the HSR Act Filings or pursuant to any other applicable law. No party hereto or any of their respective affiliates shall participate in any meeting or engage in any substantive conversation with any governmental entity with respect to the HSR Act Filings or transactions reported therein without giving the other party prior notice of the meeting or conversation. Any such provisions of information, rights to participate or consultations between the parties may be made on a counsel-only or outside counsel-only basis to the extent required under applicable law or as appropriate to protect sensitive business information or maintain attorney-client or other privilege. Notwithstanding anything in this Warrant to the contrary, if Holder has notified the Company that an HSR Act filing is required, then no Shares shall be issued under this Warrant to Holder until the applicable waiting period under the HSR Act has expired or been earlier terminated and this Warrant shall not terminate until such issuance has been completed.

4.

Net Exercise. In lieu of exercising this Warrant with cash, the Holder may elect to receive shares equal to the value of this Warrant (or the portion thereof being exercised) by surrender of this Warrant to the Company together with notice of such election (a “Net Exercise”). A Holder who Net Exercises shall have the rights described in Sections 3(b) and 3(c) hereof, and the Company shall issue to such Holder a number of Shares computed using the following formula:

Where

X =	The number of Shares to be issued to the Holder.

Y =

The number of Shares purchasable and exercisable under this Warrant or, if only a portion of the Warrant is being exercised, the portion of the Warrant being exercised (at the date of such calculation).

A =	The fair market value of one (1) Share (at the date of such calculation).

B =	The Exercise Price (as adjusted to the date of such calculation).

For purposes of this Section 4, the fair market value of a Share shall mean the average of the closing prices of the Shares quoted in the over-the-counter market in which the Shares are traded or the closing price quoted on any exchange or electronic securities market on which the Shares are listed, whichever is applicable, as published in The Wall Street Journal for the thirty (30) trading days prior to the date of determination of fair market value (or such shorter period of time during which such Shares were traded over-the-counter or on such exchange). In the event that this Warrant is exercised pursuant to this Section 4 in connection with the Company’s first firm commitment underwritten public offering (the “Initial Public Offering”), the fair market value per Share shall be the per share offering price to the public of the Initial Public Offering. If the Shares are not traded on the over-the-counter market, an exchange or an electronic securities market, the fair market value shall be the highest price per Share that the Company could obtain from a willing buyer for Shares sold by the Company from authorized but unissued Shares, as determined in good faith by the Board, unless the Company is at such time subject to a Sale Event, in which case the fair market value of Warrant Stock shall be deemed to be the Consideration received by the holders of such stock pursuant to such Sale Event.

5.	Representations and Warranties of the Company. In connection with the transactions provided for herein, the Company hereby represents and warrants to the Holder that:

(a)

Stock Purchase Agreement. The Company expressly acknowledges and agrees that the representations and warranties made by the Company in Section 2 of the Purchase Agreement, as qualified by the disclosures set forth in the Disclosure Schedule (as defined in the Purchase Agreement), are hereby incorporated and made a part of this Warrant, mutatis mutandis, in respect of the Company’s issuance of the Warrant (and the underlying Shares) to the Holder; provided, that such representations and warranties are made as of the date hereof except as otherwise indicated in the Purchase Agreement

(b)

Organization, Good Standing, and Qualification. The Company is a corporation duly organized, validly existing, and in good standing under the laws of the State of Delaware and has all requisite corporate power and authority to carry on its business as now conducted. The Company is duly qualified to transact business and is in good standing in each jurisdiction in which the failure to so qualify would have a material adverse effect on its business or properties.

(c)

Authorization. Except as may be limited by applicable bankruptcy, insolvency, reorganization or similar laws relating to or affecting the enforcement of creditors’ rights, all corporate action has been taken on the part of the Company, its officers, directors, and stockholders necessary for the authorization, execution and delivery of this Warrant. The Company has taken all corporate action required to make all the obligations of the Company reflected in the provisions of this Warrant the valid and enforceable obligations they purport to be. The issuance of this Warrant will not be subject to preemptive rights of any stockholders of the Company. The Company has authorized sufficient shares of Exercise Stock to allow for the exercise of this Warrant.

(d)

Compliance with Other Instruments. The authorization, execution and delivery of the Warrant will not constitute or result in a material default or violation of any law or regulation applicable to the Company or any material term or provision of the Certificate of Incorporation or bylaws, or any material agreement or instrument by which it is bound or to which its properties or assets are subject.

(e)

Valid Issuance of Shares. The Shares, when issued, sold, and delivered in accordance with the terms of this Warrant for the consideration expressed therein, will be duly and validly issued, fully paid and nonassessable and, based in part upon the representations and warranties of the Holders in this Warrant, will be issued in compliance with all applicable federal and state securities laws.

6.	Representations and Warranties of the Holder. In connection with the transactions provided for herein, the Holder hereby represents and warrants to the Company that:

(a)

Authorization. Holder represents that it has full power and authority to enter into this Warrant. This Warrant constitutes the Holder’s valid and legally binding obligation, enforceable in accordance with its terms, except as may be limited by (i) applicable bankruptcy, insolvency, reorganization, or similar laws relating to or affecting the enforcement of creditors’ rights and (ii) laws relating to the availability of specific performance, injunctive relief or other equitable remedies.

(b)

Purchase Entirely for Own Account. The Holder acknowledges that this Warrant is entered into by the Holder in reliance upon such Holder’s representation to the Company that the Warrant and the Shares, and any shares of the Company’s capital stock issuable upon conversion of the Shares (collectively, the “Securities”) will be acquired for investment for the Holder’s own account, not as a nominee or agent, and not with a view to the resale or distribution of any part thereof, and that the Holder has no present intention of selling, granting any participation in or otherwise distributing the same. By acknowledging this Warrant, the Holder further represents that the Holder does not have any contract, undertaking, agreement, or arrangement with any person to sell, transfer or grant participations to such person or to any third person, with respect to the Securities.

(c)

Disclosure of Information. The Holder acknowledges that it has received all the information it considers necessary or appropriate for deciding whether to acquire the Securities. The Holder further represents that it has had an opportunity to ask questions and receive answers from the Company regarding the terms and conditions of the offering of the Securities.

(d)

Investment Experience. The Holder is an investor in securities of companies in the development stage and acknowledges that it is able to fend for itself, can bear the economic risk of its investment, and has such knowledge and experience in financial or business matters that it is capable of evaluating the merits and risks of the investment in the Securities. If other than an individual, the Holder also represents it has not been organized solely for the purpose of acquiring the Securities.

(e)

Accredited Investor and Other Matters. The Holder is an “accredited investor” within the meaning of Rule 501 of Regulation D, as presently in effect, as promulgated by the Securities and Exchange Commission (the “SEC”) under the Securities Act of 1933 (the “Act”). The Holder is not and none of its officers, directors, managers, or beneficial equity owners is (i) listed on the Specially Designated Nationals and Blocked persons List (the “SDN List”) maintained by the Office of Foreign Assets Control (“OFAC”), Department of the Treasury, and/or on any other similar list (collectively with the SDN List, the “Lists”) maintained by the OFAC pursuant to any authorizing statute, Executive Order or regulation; or (ii) a person (a “Designated Person”) either (A) included within the term “designated national” as defined in the Cuban Assets Control Regulations, 31 C.F.R. Part 515, or (B) designated under Sections 1(a), 1(b), 1(c) or 1(d) of Executive Order No. 13224, 66 Fed. Reg. 49079 (published September 25, 2001) or similarly designated under any related enabling legislation or any other similar Executive Orders. The Holder’s investment in the Company and no dividend or distribution to the Holder shall cause the Company to be in violation of any applicable U.S. federal or state or non-U.S. laws or regulations, including anti-money laundering, sanctions, anti-bribery or anti-boycott laws or regulations, including the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism (USA PATRIOT ACT) Act of 2001, and the Foreign Corrupt Practices Act. The funds utilized to pay the Exercise Price will be paid through an account located in a jurisdiction that does not appear on the list of boycotting countries published by the U.S. Department of Treasury pursuant to Code §999(a)(3), as in effect at the time of such contribution or payment.

(f)	Withholding Taxes. Holder acknowledges that dividends with respect to the Shares may be subject to applicable withholding requirements.

(g)

Restricted Securities. The Holder understands that the Securities are characterized as “restricted securities” under the federal securities laws inasmuch as they are being acquired from the Company in a transaction not involving a public offering and that under such laws and applicable regulations such securities may be resold without registration under the Act, only in certain limited circumstances. In this connection, Holder represents that it is familiar with Rule 144, as presently in effect, as promulgated by the SEC under the Act (“Rule 144”), and understands the resale limitations imposed thereby and by the Act.

(h)

Further Limitations on Disposition. Without in any way limiting the representations set forth above, the Holder further agrees not to make any disposition of all or any portion of the Shares unless and until the transferee has agreed in writing for the benefit of the Company to be bound by the terms of this Warrant, including, without limitation, this Section 6, Section 25, and:

i.	there is then in effect a registration statement under the Act covering such proposed disposition and such disposition is made in accordance with such registration statement; or

ii.

the Holder shall have notified the Company of the proposed disposition and shall have furnished the Company with a detailed statement of the circumstances surrounding the proposed disposition, and if reasonably requested by the Company, the Holder shall have furnished the Company with an opinion of counsel, reasonably satisfactory to the Company, that such disposition will not require registration of such shares under the Act. It is agreed that the Company will not require opinions of counsel for transactions made pursuant to Rule 144 except in extraordinary circumstances.

(i)	Legends. It is understood that the Securities may bear the following legends:

“THESE SECURITIES HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED. THEY MAY NOT BE SOLD, OFFERED FOR SALE, PLEDGED, HYPOTHECATED, OR OTHERWISE TRANSFERRED EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR AN OPINION OF COUNSEL SATISFACTORY TO THE COMPANY THAT REGISTRATION IS NOT REQUIRED UNDER SUCH ACT OR UNLESS SOLD PURSUANT TO RULE 144 UNDER SUCH ACT.

THE SECURITIES REPRESENTED HEREBY HAVE BEEN ACQUIRED FOR INVESTMENT AND HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED. SUCH SHARES MAY NOT BE SOLD, PLEDGED, OR TRANSFERRED IN THE ABSENCE OF SUCH REGISTRATION OR A VALID EXEMPTION FROM THE REGISTRATION AND PROSPECTUS DELIVERY REQUIREMENTS OF SAID ACT.

THE SECURITIES REPRESENTED HEREBY MAY BE TRANSFERRED ONLY IN ACCORDANCE WITH THE TERMS OF AN AGREEMENT BETWEEN THE COMPANY AND THE STOCKHOLDER, A COPY OF WHICH IS ON FILE WITH THE SECRETARY OF THE COMPANY.

THE SHARES REPRESENTED HEREBY ARE SUBJECT TO A VOTING AGREEMENT, AS MAY BE AMENDED FROM TIME TO TIME (A COPY OF WHICH MAY BE OBTAINED UPON WRITTEN REQUEST FROM THE COMPANY), AND BY ACCEPTING ANY INTEREST IN SUCH SHARES THE PERSON ACCEPTING SUCH INTEREST SHALL BE DEEMED TO AGREE TO AND SHALL BECOME BOUND BY ALL THE PROVISIONS OF THAT VOTING AGREEMENT, INCLUDING CERTAIN RESTRICTIONS ON TRANSFER AND OWNERSHIP SET FORTH THEREIN.”

7.	Covenants of the Company.

(a)

Notices of Record Date. In the event of any taking by the Company of a record of the holders of any class of securities for the purpose of determining the holders thereof who are entitled to receive any dividend (other than a cash dividend which is the same as cash dividends paid in previous quarters and stock dividends) or other distribution, the Company shall mail to the Holder, at least ten (10) days prior to such record date, a notice specifying the date on which any such record is to be taken for the purpose of such dividend or distribution.

(b)

Covenants as to Exercise Shares. The Company covenants and agrees that all Shares that may be issued upon the exercise of the rights represented by this Warrant will, upon issuance in accordance with the terms hereof, be validly issued and outstanding, fully paid and nonassessable, and free from all taxes, liens and charges with respect to the issuance thereof. The Company further covenants and agrees that the Company will at all times during the Exercise

Period, have authorized and reserved, free from preemptive rights, a sufficient number of shares of Exercise Stock to provide for the exercise of the rights represented by this Warrant. If at any time during the Exercise Period the number of authorized but unissued shares of Exercise Stock shall not be sufficient to permit exercise of this Warrant, the Company will take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Exercise Stock to such number of shares as shall be sufficient for such purposes.

8.

Adjustment of Exercise Price and Number of Shares. The number and kind of Shares purchasable upon exercise of this Warrant and the Exercise Price shall be subject to adjustment from time to time as follows:

(a)

Subdivisions, Combinations and Other Issuances. If the Company shall at any time after the issuance but prior to the expiration of this Warrant subdivide its Exercise Stock, by split-up or otherwise, or combine its Exercise Stock, or issue additional shares of its capital stock as a dividend with respect to any shares of its Exercise Stock, the number of Shares issuable on the exercise of this Warrant shall forthwith be proportionately increased in the case of a subdivision or stock dividend, or proportionately decreased in the case of a combination. Appropriate adjustments shall also be made to the Exercise Price payable per share, but the aggregate Exercise Price payable for the total number of Shares purchasable under this Warrant (as adjusted) shall remain the same. Any adjustment under this Section 8(a) shall become effective at the close of business on the date the subdivision or combination becomes effective, or as of the record date of such dividend, or in the event that no record date is fixed, upon the making of such dividend.

(b)

Reclassification, Reorganization and Consolidation. In case of any reclassification, capital reorganization or change in the capital stock of the Company (other than as a result of a subdivision, combination or stock dividend provided for in Section 8(a) above), then, as a condition of such reclassification, reorganization or change, lawful provision shall be made, and duly executed documents evidencing the same from the Company or its successor shall be delivered to the Holder, so that the Holder shall have the right at any time prior to the expiration of this Warrant to purchase, at a total price equal to that payable upon the exercise of this Warrant, the kind and amount of shares of stock and other securities or property receivable in connection with such reclassification, reorganization or change by a holder of the same number and type of securities as were purchasable as Shares by the Holder immediately prior to such reclassification, reorganization or change. In any such case appropriate provisions shall be made with respect to the rights and interest of the Holder so that the provisions hereof shall thereafter be applicable with respect to any shares of stock or other securities or property deliverable upon exercise hereof, and appropriate adjustments shall be made to the Exercise Price per Share payable hereunder, provided the aggregate Exercise Price shall remain the same.

(c)

Notice of Adjustment. When any adjustment is required to be made in the number or kind of shares purchasable upon exercise of the Warrant, or in the Exercise Price, the Company shall promptly notify the Holder of such event and of the number of Shares or other securities or property thereafter purchasable upon exercise of this Warrant.

(d)

Conversion of Exercise Stock. In the event that all outstanding shares of Exercise Stock are converted to another series or class of the Company’s capital stock, or any other security, in accordance with the terms of the Certificate of Incorporation in connection with the Company’s Initial Public Offering, Sale Event or other event, this Warrant shall become exercisable for such other security.

9.

No Fractional Shares or Scrip. No fractional shares or scrip representing fractional shares shall be issued upon the exercise of this Warrant, and in lieu of such fractional shares, the number of Shares issued upon the exercise of this Warrant shall be rounded down to the nearest whole share.

10.

No Stockholder Rights. Prior to exercise of this Warrant, the Holder shall not be entitled to any rights of a stockholder with respect to the Shares, including (without limitation) the right to vote such Shares, receive dividends or other distributions thereon, exercise preemptive rights or be notified of stockholder meetings, and, except as otherwise provided in this Warrant, such Holder shall not be entitled to any stockholder notice or other communication concerning the business or affairs of the Company.

11.

Replacement of the Warrant. Subject to the receipt of evidence reasonably satisfactory to the Company of the loss, theft, destruction or mutilation of this Warrant and, in the case of loss, theft or destruction, on delivery of an indemnity agreement reasonably satisfactory in form and substance to the Company or, in the case of mutilation, on surrender and cancellation of this Warrant, the Company at the expense of the Holder shall execute and deliver, in lieu of this Warrant, a new warrant of like tenor and amount.

12.

Transfer of Warrant. Subject to (a) any restrictions on transfer set forth herein, and (b) compliance with applicable federal and state securities laws and any other contractual restrictions between the Company and the Holder contained herein, this Warrant, all rights hereunder, and the Shares which are issuable pursuant to an exercise of this Warrant. are transferable in whole or in part by the Holder to any person or entity upon written notice to the Company. Within a reasonable time after the Company’s receipt of an executed Assignment Form in the form attached hereto, the transfer shall be recorded on the books of the Company upon the surrender of this Warrant, properly endorsed, to the Company, and the payment to the Company of all transfer taxes and other governmental charges imposed on such transfer. In the event of a partial transfer, the Company shall issue to the new holders one (1) or more appropriate new warrants.

13.

No Public Market. The Holder understands and acknowledges that no public market now exists for any of the securities issued by the Company and that the Company has made no assurances that a public market will ever exist for the Company’s securities.

14.

Legal Counsel. The Holder has had the opportunity to review this Warrant, the exhibits and schedules attached hereto and the transactions contemplated by this Warrant with its own legal counsel. The Holder is not relying on any statements or representations of the Company or its agents for legal advice with respect to this investment or the transactions contemplated by this Warrant.

15.

Tax Advisors. The Holder has reviewed with its own tax advisors the U.S. federal, state and local and non-U.S. tax consequences of this investment and the transactions contemplated by this Warrant. With respect to such matters, the Holder relies solely on any such advisors and not on any statements or representations of the Company or any of its agents, written or oral. The Holder understands that it (and not the Company) shall be responsible for its own tax liability that may arise as a result of this investment and the transactions contemplated by this Warrant.

16.

Governing Law. This Warrant shall be governed by and construed under the laws of the State of Delaware as applied to agreements among Delaware residents, made and to be performed entirely within the State of Delaware.

17.	Successors and Assigns. The terms and provisions of this Warrant shall inure to the benefit of, and be binding upon, the Company and the holders hereof and their respective successors and assigns.

18.	Titles and Subtitles. The titles and subtitles used in this Warrant are used for convenience only and are not to be considered in construing or interpreting this Warrant.

19.

Notices. All notices and other communications given or made pursuant hereto shall be in writing and shall be deemed effectively given: (a) upon personal delivery to the party to be notified, (b) when sent by confirmed electronic mail or facsimile if sent during normal business hours of the recipient, and if not so confirmed, then on the next business day, (c) five (5) days after having been sent by registered or certified mail, return receipt requested, postage prepaid, or (d) one (1) day after deposit with a nationally recognized overnight courier, specifying next day delivery, with written verification of receipt. All communications shall be sent to the respective parties at the following addresses (or at such other addresses as shall be specified by notice given in accordance with this Section 19):

If to the Company:

210 Carnegie Center, Suite 103

Princeton, NJ 08540

Attention: Chief Executive Officer

With a copy to:

Goodwin Procter LLP

100 Northern Avenue

Boston, MA 02210

Attention: Mitch Bloom and Rob Dzialo

If to Holder:

At the addresses shown on the signature pages hereto.

20.

Confidentiality. Holder shall treat and hold as confidential any information concerning this Warrant and the business or affairs of the Company in accordance with Section 3.6 of the Company’s Amended and Restated Investors’ Rights Agreement, dated September 4, 2025 (the “IRA”).

21.

Finder’s Fee. Each party represents that it neither is or will be obligated for any finder’s fee or commission in connection with this transaction. The Holder agrees to indemnify and to hold harmless the Company from any liability for any commission or compensation in the nature of a finder’s fee (and the costs and expenses of defending against such liability or asserted liability) for which the Holder or any of its officers, partners, employees or representatives is responsible. The Company agrees to indemnify and hold harmless the Holder from any liability for any commission or compensation in the nature of a finder’s fee (and the costs and expenses of defending against such liability or asserted liability) for which the Company or any of its officers, employees or representatives is responsible.

22.

Expenses. If any action at law or in equity is necessary to enforce or interpret the terms of this Warrant, the prevailing party shall be entitled to reasonable attorneys’ fees, costs and necessary disbursements in addition to any other relief to which such party may be entitled.

23.

Entire Agreement; Amendments and Waivers. This Warrant, any other documents delivered pursuant hereto and the Purchase Agreement constitute the full and entire understanding and agreement between the parties with regard to the subjects hereof and thereof. Nonetheless, any term of this Warrant may be amended and the observance of any term of this Agreement may be waived (either generally or in a particular instance and either retroactively or prospectively), with the written consent of the Company and the Holder; or if this Warrant has been assigned in part, by the holders or rights to purchase a majority of the shares originally issuable pursuant to this Warrant.

24.

Severability. If any provision of this Warrant is held to be unenforceable under applicable law, such provision shall be excluded from this Warrant and the balance of the Warrant shall be interpreted as if such provision were so excluded and shall be enforceable in accordance with its terms.

25.	“Market Stand-Off” Agreement. The Holder hereby agrees that this Warrant shall be subject to the terms and conditions of Section 2.11 of the IRA.

IN WITNESS WHEREOF, the parties have executed this Warrant as of the date first written above.

KARDIGAN, INC.

By:	/s/ Tassos Gianakakos
Name: Tassos Gianakakos
Title: President and Chief Executive Officer

ACKNOWLEDGED AND AGREED:

HOLDER

ARCH VENTURE FUND XIII, L.P.
By: ARCH Venture Partners XIII, L.P., its General Partner
By: ARCH Venture Partners XIII, LLC, its General Partner

By:	/s/ Mark McDonnell
Name: Mark McDonnell
Title: Managing Director

NOTICE OF EXERCISE

KARDIGAN, INC.

Attention: Corporate Secretary

The undersigned hereby elects to purchase, pursuant to the provisions of the Warrant, as follows:

❑

_____________ shares of Exercise Stock pursuant to the terms of the attached Warrant, and tenders herewith payment in cash of the Exercise Price of such Shares in full, together with all applicable transfer taxes, if any.

❑	Net Exercise the attached Warrant with respect to __________ Shares.

The undersigned hereby represents and warrants that Representations and Warranties in Section 6 hereof are true and correct as of the date hereof.

HOLDER:

Date:___________________	By:

Address:

Name in which shares should be registered:

ASSIGNMENT FORM

(To assign the foregoing Warrant, execute this form and supply required information. Do not use this form to purchase shares.)

FOR VALUE RECEIVED, the foregoing Warrant and all rights evidenced thereby are hereby assigned to

Name:
(Please Print)

Address:
(Please Print)

Dated: _________________

Holder’s

Signature:

Holder’s

Address:

NOTE: The signature to this Assignment Form must correspond with the name as it appears on the face of the Warrant. Officers of corporations and those acting in a fiduciary or other representative capacity should provide proper evidence of authority to assign the foregoing Warrant.